EXHIBIT 3.19

ARTICLES OF INCORPORATION

OF

Advanced Wirecloth, Inc.

We, the undersigned, each capable of contracting, for the purpose of forming a corporation pursuant to Chapter 1 of Title 12 of the Louisiana Revised Statutes, do hereby certify:

FIRST:    The name of the corporation is
Advanced Wirecloth, Inc.

SECOND:    The purposes for which this corporation is formed are as follows:

To engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law.

To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with, goods, wares and merchandise and personal property of every class and description;

To acquire, and pay for in cash, stock or bonds of this corporation, or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation;

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copy-rights, trade-marks and trade names, relating to or useful in connection with any business of this corporation;

To carry on any of the businesses herein enumerated as principal, factor, agent, commission merchant or broker;

To borrow money, and to issue, sell, pledge or otherwise dispose of the bonds, debentures, promissory notes, bills of exchange and other obligations and evidences of indebtedness of the corporation, from time to time, for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, or any other hypothecation of any kind of property of the corporation;

To purchase, subscribe for, use, take or otherwise acquire, hold as investment or otherwise enjoy, and to sell, alienate, exchange, deal in, deal with, guarantee, mortgage, encumber, pledge or otherwise hypothecate or otherwise dispose of shares, stocks, bonds, debentures, promissory notes, certificates of beneficial interest, obligations and securities of any person, association, partnership, joint venture, firm or corporation whatsoever, and while the owner thereof to exercise and enjoy all the rights, powers and privileges incident to perfect ownership thereof, including expressly the right to vote on any shares of stock;

To lend and advance money to such persons, firms, partnerships, joint ventures, associations and corporations, and on such terms as may seem expedient, and to customers of, and persons having dealings with this corporation, in open account, unsecured or secured by goods, wares and merchandise or lands and real estate, or otherwise howsoever;

To aid by loan of money, property or credit, or in any other lawful manner, any person, partnership, joint venture, firm or association or corporation of which the stocks, bonds or other securities or evidences of indebtedness are held by this corporation, and to do any and all lawful acts or things designed to protect, preserve, improve or enhance the value of any such stock, bonds, securities or evidences of indebtedness;

To guarantee dividends on the shares of the capital stock of any corporation in which this corporation at any time may have an interest, and to endorse or otherwise guarantee the principal and interest of the notes, bonds, debentures or other evidences of indebtedness created or to be created by any corporation, person, partnership, joint venture, firm or association;

To purchase, lease or otherwise acquire, own, hold, improve, use, lease to others, sell, mortgage, encumber, pledge, alienate, or otherwise dispose of and generally to deal in and with real estate, and the fixtures and personal property incidental thereto or connected therewith, and any and all lands, tenements, hereditaments or any interest therein, and

To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, use, mortgage, encumber, sell, alienate, convey, or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or Country.

The foregoing clauses shall be construed both as purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers and purposes shall not be held to restrict or limit in any manner the general powers or purposes of this corporation. In general, to carry on any other business in connection with or related or incidental to the foregoing, whether manufacturing or otherwise, permitted by law; to have and exercise all the powers conferred by present or future laws of Louisiana upon corporations formed for any or all of the purposes aforesaid, and to do any or all of the things herein set forth to the same extent as natural persons might or could do.

THIRD:    The duration of the corporation is perpetual.

FOURTH:    The aggregate number of shares which the corporation shall have authority to issue is one million (1,000,000) of the par value of One Dollar ($1.00) each.

FIFTH:    The full name and post office address of each incorporator is as follows:

NAME	ADDRESS
R. Lisembee	811 Dallas Avenue Houston, Texas 77002
K. S. Hood	811 Dallas Avenue Houston, Texas 77002
V. S. Alfano	811 Dallas Avenue Houston, Texas 77002

SIXTH:    The directors of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 12:92(D) of the Louisiana Revised Statutes, or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH:    This corporation reserves the right to amend, alter, change or repeal any provision contained in these articles in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, we the undersigned, each capable of contracting, have hereunto affixed our signatures on this 11th day of December, 1991.

/s/ R. LISEMBEE

R. Lisembee

/s/ K. S. HOOD

K. S. Hood

/s/ V. S. ALFANO

V. S. Alfano

STATE OF TEXAS
COUNTY OF HARRIS

BE IT KNOWN, that on this 11th day of December, in the year of our Lord, 1991, before me, the undersigned, a Notary public in and for the County and State aforesaid duly commissioned and qualified, there came and appeared R. Lisembee known to me, Notary, and known by me to be one of the persons whose names appear upon the foregoing instrument and said appearer declared and acknowledged unto me, Notary, that he executed the said instrument for the uses and purposes therein set forth and apparent.

IN WITNESS WHEREOF, said appearer has signed these presents, and I have hereunto set my official hand and seal on the day and date first hereinabove written.

/s/ R. LISEMBEE

R. Lisembee

(Notarial Seal)

/s/ ANN SIEBERT

Ann Siebert, Notary Public

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